Neuberger Berman Management LLC 605 Third Avenue New York, NY 10158-3698 Tel 212.476.9000

Contact:
Neuberger Berman Management LLC
Investor Information
(877) 461-1899

NEUBERGER BERMAN MANAGEMENT ANNOUNCES UPDATE ABOUT
TENDER OFFER PROGRAMS AND ISSUES STATEMENT REGARDING
NEUBERGER BERMAN DIVIDEND ADVANTAGE FUND INC.

NEW YORK, NY, April 30, 2009, Neuberger Berman Management LLC (“NB Management”) announced today the first measurement period for each of Neuberger Berman California Intermediate Municipal Fund Inc. (AMEX: NBW), Neuberger Berman Dividend Advantage Fund Inc. (AMEX: NDD), Neuberger Berman Income Opportunity Fund Inc. (AMEX: NOX), Neuberger Berman New York Intermediate Municipal Fund Inc. (“NBO”) and Neuberger Berman High Yield Strategies Fund Inc. (NYSE: NHS) (each a “Fund” and collectively, the “Funds”) under the previously announced semi-annual tender offer programs (each, a “tender offer program”). Under each tender offer program, if a Fund’s common shares trade at an average daily discount to net asset value (“NAV”) of greater than 10% during a 12-week measurement period, the Fund would conduct a tender offer for between 5% and 20% of its outstanding common shares at a price equal to 98% of its NAV determined on the day the tender offer expires. Each Fund has determined that the initial measurement period shall commence on June 5, 2009 and end on August 28, 2009 (the “Measurement Period”). Furthermore, the Funds’ Boards of Directors/Trustees have decided that should any Fund’s average daily discount exceed 10% during the Measurement Period such Fund shall make a tender offer for up to 10% of its outstanding shares.

Additionally, NB Management today announced that it is exploring certain courses of action with respect to NDD that would result in increased liquidity options for NDD’s shareholders. Neuberger Berman currently anticipates that it will present, and recommend for approval, a course of action to NDD’s Board of Directors at its next regularly scheduled meeting.

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of any Fund. The Funds have not yet commenced the tender offers described in this release. Any tender offer will be made only by an offer to purchase, a related letter of transmittal and other documents, which will be filed with the Securities and Exchange Commission as exhibits to a tender offer statement on Schedule TO and will be available free of charge at http://www.sec.gov and from the Fund by calling 877-461-1899. Shareholders of each Fund should read the relevant offer to purchase and tender offer statement on Schedule TO and related exhibits when those documents are filed and become available, as they will contain important information about the tender offers.

Neuberger Berman Management LLC, the Funds’ investment manager, is a subsidiary of Neuberger Berman Holdings LLC, an investment advisory company serving individuals, families, and taxable and non-taxable institutions with a broad range of investment products, services and strategies. Neuberger Berman engages in wealth management services including private asset management, mutual funds, institutional management and alternative investments. For further information about Neuberger Berman please visit www.nb.com.

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Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in a Fund’s performance, a general downturn in the economy, competition from other closed-end investment companies, changes in government policy or regulation, inability of a Fund’s investment adviser to attract or retain key employees, inability of a Fund to implement its investment strategy, inability of a Fund to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.